Exhibit (n)(2)

[EVERSHEDS SUTHERLAND (US) LLP]

STEPHEN E. ROTH

DIRECT LINE: 202.383.0158

E-mail: SteveRoth@eversheds-sutherland.com

May 1, 2017

VIA EDGAR

Board of Directors

National Life Insurance Company

One National Life Drive

Montpelier, Vermont 05604

RE:	National Variable Life Insurance Account
File Nos. 333-151535/811-09044

Ladies and Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 9 to the Form N-6 Registration Statement by National Variable Life Insurance Account for certain variable life insurance policies (File No. 333-151535). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

eversheds Sutherland (us) LLP

By     /s/ Stephen E. Roth _________________

Stephen E. Roth